Avanos Medical Announces Divestiture of Hyaluronic Acid Product Line
to Channel-Markers Medical

ALPHARETTA, Ga., July 31, 2025 /PRNewswire/ – Avanos Medical, Inc. (NYSE: AVNS), announced today the divestiture of its Hyaluronic Acid (HA) product line to Channel-Markers Medical, LCC (CMM), a privately held company based in Raleigh, NC.
This transaction aligns with Avanos’ ongoing transformation, which is focused on advancing its strategic segments in Pain Management & Recovery and Specialty Nutrition Systems.
Channel-Markers Medical specializes in the development and commercialization of joint health, regenerative therapies, and minimally invasive pain management solutions. The acquisition of the HA portfolio supports CMM’s strategic goal to expand its presence in musculoskeletal health and injectable pain therapies.
The divested portfolio includes the TriVisc® and GenVisc® 850 injection products, which are indicated for the treatment of osteoarthritis (OA) pain in the knee. These injectable HA therapies are designed to help patients manage OA symptoms and improve joint function.
“This divestiture represents a meaningful step in advancing our transformation strategy and reinforcing our commitment to focused growth,” said Dave Pacitti, Avanos’ chief executive officer. “By aligning our product portfolio more closely with our strategic priorities, we expect to strengthen our ability to invest in those areas where we see the greatest potential to lead, innovate, and deliver long-term value for patients, customers, and shareholders.”
Channel-Markers Medical specializes in the development and commercialization of joint health, regenerative therapies, and minimally invasive pain management solutions. The acquisition of the HA portfolio supports CMM’s strategic goal to expand its presence in musculoskeletal health and injectable pain therapies.
With today’s announcement, ownership of Avanos’ HA product line has officially transferred to CMM. Avanos will provide transition support through the end of 2025 to ensure uninterrupted service and support for customers, partners, and patients.
“This acquisition aligns with our mission to deliver high-quality, clinically proven therapies that improve patient mobility and quality of life,” said David Toledo, one of CMM’s managing partners. “We’re proud to integrate these trusted brands into our portfolio as we accelerate our growth in the pain therapy market.”
About Avanos Medical, Inc.
Avanos Medical (NYSE: AVNS) is a medical technology company focused on delivering clinically superior medical device solutions that help patients get back to the things that matter. Headquartered in Alpharetta, Georgia, Avanos is committed to addressing some of today's most important healthcare needs, including providing a vital lifeline for nutrition to patients from hospital to home, and reducing the use of opioids while helping patients move from surgery to recovery. Avanos develops, manufactures and markets its recognized brands globally and holds leading market positions in multiple product categories. For more information, visit www.avanos.com and follow Avanos Medical on X (@AvanosMedical), LinkedIn and Facebook.
About Channel-Markers Medical
Channel-Markers Medical is a privately held medical device company specializing in the development and commercialization of joint health, regenerative therapies, and minimally invasive pain management solutions. With a commitment to innovation, patient access, and outcomes, the company serves healthcare providers and patients across the Orthopaedic, Sports Medicine, and Pain Management specialties. Learn more at: www.channel-markers.com.